CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-41454 and 33-61005) of Arnold Industries, Inc. of our report dated March 2, 2001, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2001, relating to the financial statement schedules, which appears in this Form 10-K.

/s/
PricewaterhouseCoopers LLP
One South Market Square
Harrisburg, Pennsylvania
March 28, 2001